UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 23, 2022

MODULAR MEDICAL, INC.

(Exact name of registrant as specified in its chapter)

Nevada	001-41277	87-0620495

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16772 W. Bernardo Drive, San Diego, California	92127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(858) 800-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	MODD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On February 23, 2022, Ellen O’Connor Vos informed the board of directors (the “Board”) of Modular Medical, Inc. (the “Company”) that she was resigning from her position as Chief Executive Officer of the Company, effective immediately (the “Resignation”). In connection with the Resignation, the Company and Ms. Vos entered into a Severance and Release Agreement dated February 23, 2022 (the “Separation Agreement”). Pursuant to the Separation Agreement, Ms. Vos will receive separation payments in an aggregate gross amount of $375,000. Under the terms of the Separation Agreement, the vesting of an option to purchase 362,452 shares of the Company’s common stock, which was granted to Ms. Vos on August 11, 2021 will cease on May 24, 2022 and the remaining unvested shares will be forfeited. The Separation Agreement also contains confidentiality and non-disparagement covenants and a release of claims by Ms. Vos. Ms. Vos will continue to serve as a member of the Board.

The foregoing is only a summary description of the terms of the Separation Agreement and does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2022.

Appointment of Chief Executive Officer

On February 23, 2022, in connection with the Resignation, the Board appointed Mr. James Besser, 46, as the Company’s Chief Executive Officer (the “Appointment”).

James “Jeb” Besser combines over 25 years of experience in alternative investments, strategic advisory, corporate strategy and corporate governance. Since 1999, he has been a Managing Member at Manchester Management Company, LLC (“Manchester”), an investment management firm. James Besser is also currently a director of River Stone Biotech, a development stage specialty bioprocessing company. He has an undergraduate degree from Brown University.

Family Relationships

Mr. Besser does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

Manchester, as the general partner of Manchester Explorer, L.P. (“Explorer”), combined with the holdings of its affiliates, JEB Partners LP, Mr. Besser and Morgan Frank, owns approximately 25% of the Company’s outstanding shares of common stock. Mr. Frank is one of our directors and serves as the portfolio manager of Explorer and as a managing member of Manchester.

In October 2021, the Company issued a secured promissory note (the “Bridge Note”) to Explorer that provided the Company with a $3,000,000 revolving credit facility with all amounts being drawn down by the Company thereunder being due and payable, subject to acceleration in the event of a default, on March 15, 2022. Interest at the rate of 12% was payable on each amount drawn down without regard to the draw-down date or the date when interest is paid. During the period from October 2021 to February 2022, the Company made draws of $2,100,000 on the Bridge Note, and the Company repaid to Explorer the draws and accrued interest in the amount of of $2,352,000 in February 2022.

On April 30, 2021, the Company issued a convertible promissory note (the “Convertible Note”) in the amount of $1,026,630 to Explorer. On February 14, 2022, in accordance with the terms of the Convertible Note, principal and accrued interest of $1,124,511 for the Convertible Note was converted into 234,274 shares of the Company’s common stock. In addition, in connection with the conversion, Explorer received a five-year warrant to purchase 234,274 shares of the Company’s common stock at a price of $6.60 per share.

Compensatory Arrangements

As compensation for his services as Chief Executive Officer, Mr. Besser shall be paid de minimis compensation of $1.00 per year.

Item 8.01.	Other Events.

On February 24, 2022, the Company issued a press release announcing the Appointment. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release dated February 24, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MODULAR MEDICAL, INC.

Date: February 25, 2022	By:	/s/ James Besser
James Besser
Chief Executive Officer